EXHIBIT 99.1

Amazing Energy Announces Resignation of Director Jed Miesner

Enters Agreement to Settle Debt

PLANO, Texas / February 10, 2020 -- Amazing Energy Oil and Gas Co. (OTC: AMAZ) (“Amazing”, “Amazing Energy”, or “the Company”), today announced the resignation of Director Jed Meisner. Amazing has entered into a settlement agreement (the “Settlement”) with Mr. Meisner related to multiple matters.

Under the Settlement, Amazing will pay $1,800,000.00 for all interest in three promissory notes, with combined principal balances totaling $5,900,000. The notes are secured by deeds of trusts encumbering the Company’s leaseholds in Pecos County, Texas; a total of 14,606,649 shares of the Company’s Common Stock; and non-operating working interests in certain oil and gas wells. Additionally, Mr. Meisner, and his affiliates, will also forgo any options, warrants and rights to contingent earnings held. Both Amazing and Meisner have agreed to a mutual release of claims against the other party as part of the agreement.

About Amazing Energy Oil and Gas

Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company headquartered in Plano, Texas. The Company’s primary leasehold is in the Permian Basin of West Texas. The Company controls over 75,000 acres between their rights in Pecos County, Texas and assets in Lea County, New Mexico, and Walthall County, Mississippi. The Company primarily engages in the exploration, development, production and acquisition of oil and natural gas properties. Amazing Energy’s operations are currently focused in the Permian Basin and Gulf Coast regions. More information may be found on Amazing Energy's website at www.amazingenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains forward-looking information including statements that include the words "believes," "expects," "anticipate," or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof. Information concerning these and other factors can be found in the Company's filings with the SEC, including its Forms 10-K, 10-Q, and 8-K, which can be obtained on the SEC's website at http://www.sec.gov.

Investor Relations Contact

Derek Gradwell
Investor Relations
Phone: 512-270-6990
Email: ir@amazingenergy.com
Web: www.amazingenergy.com